Exhibit 99.1

Nanosphere Announces Second Quarter Financial and Operating Results

Corporate Highlights and Business Guidance:

•	Added 37 new Verigene® System customer placements

•	Achieved Q2 2014 revenues of $2.7 million, a 44% increase over Q2 2013

•	Increased consumable sales by 108% from prior year 2013

•	Gross margin increased to 38% from 32% from prior year 2013

•	Received FDA clearance for bacterial targets on Verigene Enteric Pathogens Test, submitted application for viral targets

•	Reset 2014 guidance to $14 million in revenue and 175 to 200 new customer placements; down from the previous guidance of $19 million to $21 million and approximately 200 new customer placements

NORTHBROOK, IL – August 6, 2014 – Nanosphere, Inc. (NASDAQ: NSPH), a company enhancing medicine through targeted molecular diagnostics, today announced its second quarter 2014 financial and operating results.

Second quarter revenue was $2.7 million. The 44% year-over-year growth was driven by consumable sales of $2.2 million, representing a year-over-year increase of 108%. Instrument sales were down sequentially and year-over-year. Nanosphere reset full year 2014 revenue guidance to $14 million, down from the previous guidance of $19 million to $21 million.

New customer placements in the second quarter of 2014 were 37 and full year 2014 guidance for placements is reset to a range of 175 to 200, down from the previous guidance of approximately 200.

“We continue to see growth in both our customer base and consumable revenue,” commented Michael McGarrity, the Company’s president and chief executive officer. “However, our instrument sales fell well short of expectations due to timing of hospital capital budgets and a continued lengthy customer implementation process; therefore, we are lowering guidance to reflect this pace of instrument sales and its associated impact on consumable and total revenue.”

Costs of product sales increased to $1.7 million in the second quarter of 2014 from $1.3 million in the second quarter of 2013 due to increased volume. Gross margins increased to 38% in the second quarter of 2014 from 32% in the second quarter of 2013 driven by lower per unit cartridge manufacturing costs attributable to production cost reductions.

Selling, general and administrative expenses in the second quarter of 2014 increased to $6.7 million from $4.2 million in the second quarter of 2013 due to field sales and customer support team expansion.

Research and development expenses in the second quarter of 2014 were approximately flat year-over-year at $4.0 million.

Net loss for the second quarter of 2014 was $10.0 million, compared with $7.8 million in the second quarter of 2013.

Cash flow for the second quarter of 2014 was negative $11.2 million. Cash at June 30, 2014 was $21.8 million.

Conference Call & Webcast

Wednesday, August 6, 2014 @ 5:00pm Eastern Time/2:00pm Pacific Time

Domestic:	888-428-9480
International:	719-325-2402
Passcode:	3611525
Webcast:	www.nanosphere.us

Replays – Available through August 20, 2014
Domestic:	877-870-5176
International:	858-384-5517
Passcode:	3611525

About Nanosphere, Inc.

Nanosphere is enhancing medicine through targeted molecular diagnostics that result in earlier disease detection, optimal patient treatment and improved healthcare economics. The Company’s versatile technology platform, the Verigene® System, enables clinicians to rapidly detect the most complex, costly and deadly infectious diseases through a low cost and simple-to-use multiplexed diagnostic test. The combination of this innovative technology and Nanosphere’s customer-driven solutions keeps commitment to the patient at the forefront of its business. Nanosphere is based in Northbrook, IL. Additional information is available at http://www.nanosphere.us.

Except for historical information, the matters discussed in this press release are “forward-looking statements” and are subject to risks and uncertainties. Actual results could differ materially from these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the following: (i) Nanosphere’s ability to develop commercially viable products; (ii) Nanosphere’s ability to achieve profitability; (iii) Nanosphere’s ability to produce and market its products; (iv) Nanosphere’s ability to obtain regulatory approval of its products; (v) Nanosphere’s ability to protect its intellectual property; (vi) competition and alternative technologies; and (vii) Nanosphere’s ability to obtain additional financing to support its operations. Additional risks are discussed in the Company’s current filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts

Investors:

Roger Moody	Michael Rice
Chief Financial Officer	Founding Partner
Nanosphere, Inc.	LifeSci Advisors
847-400-9021	646-597-6979
rmoody@nanosphere.us	mrice@lifesciadvisors.com

Media:

Lindsey Saxon

Director of Communications

Nanosphere, Inc.

847-400-9173

lsaxon@nanosphere.us

Nanosphere, Inc.

Condensed Statements of Operations

(dollars and shares in thousands except per share data)

(Unaudited)

	Three Month Periods Ended June 30,		Six Month Periods Ended June 30,
	2014	2013	2014	2013
REVENUE:
Product sales	$2,672	$1,852	$5,955	$4,221

Total revenue	2,672	1,852	5,955	4,221
COSTS AND EXPENSES:
Cost of sales	1,669	1,269	3,692	2,806
Research and development	3,950	4,006	9,171	8,993
Sales, general and administrative	6,737	4,215	12,382	8,599

Total costs and expenses	12,356	9,490	25,245	20,398

Loss from operations	(9,684)	(7,638)	(19,290)	(16,177)
OTHER INCOME (EXPENSE):
Foreign exchange loss	(1)	(1)	(1)	(3)
Interest expense	(363)	(213)	(730)	(213)
Interest income	2	5	5	12

Total other expense	(362)	(209)	(726)	(204)

NET LOSS	$(10,046)	$(7,847)	$(20,016)	$(16,381)

Net loss per common share — basic and diluted	$(0.13)	$(0.14)	$(0.26)	$(0.29)
Weighted average number of common shares outstanding — basic and diluted	75,904	56,998	75,827	56,400

Nanosphere, Inc.

Condensed Balance Sheets

(dollars in thousands)

(Unaudited)

	June 30,	December 31,
	2014	2013
Cash and cash equivalents	$21,797	$41,467
Accounts receivable	2,553	2,821
Inventories	10,648	8,452
Other current assets	452	248

Total current assets	35,450	52,988
Net property and equipment	4,759	3,673
Intangible assets - net of accumulated amortization	2,243	2,406
Other assets	230	284

Total assets	$42,682	$59,351

Total liabilities	$17,091	16,217
Total stockholders’ equity	25,591	43,134

Total liabilities and stockholders’ equity	$42,682	$59,351